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                     INDEPENDENT AUDITOR'S CONSENT


We do hereby consent to the use of our report dated March 27, 1997 (except for Note 7 for which the date is July 15, 1997 on the financial statements of Casinovations, Inc. as of December 31, 1996 included in and made part of the registration statement of Casinovations, Inc. dated January 16, 1998.


February 16, 1998

/s/   Winter, Scheifley & Associates, P.C.
Certified Public Accountant